Exhibit 23.9

CONSENT OF MESUT SOYLU

In connection with the filing of the registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) of Eurasian Minerals Inc. (the “Company”) with the U.S. Securities and Exchange Commission, I hereby consent to the references to my name and to the use of the technical reports entitled “Technical Report on the Exploration Results and Resource Estimates for the Sisorta Property, Sivas Province, Turkey,” dated July 31, 2009, and “Akarca Gold-Silver Project Technical Report,” dated November 1, 2011, and the information derived from such reports, included in the Registration Statement.

Dated: May 31, 2012

/s/ Mesut Soylu
Mesut Soylu